Exhibit 99(a)(5)

        [MDI LETTERHEAD]

December 13, 2002

To: Holders of Options to Purchase Common Stock of MDI Entertainment, Inc.

        This letter concerns your stock options to purchase shares of MDI Entertainment, Inc. ("MDI") common stock, par value $0.001 (referred to in this letter as "Options"). As you may know, on November 19, 2002, MDI entered into a merger agreement (the "Merger Agreement") with Scientific Games International, Inc. ("Scientific Games") and its wholly owned subsidiary ("Purchaser").1

A copy of the Merger Agreement and the press release announcing the Offer and the Merger are available as attachments to MDI's Form 8-K filed with the SEC on November 20, 2002.

        The Merger Agreement provides, as a first step in the acquisition of MDI, that the Purchaser will make a tender offer to purchase all of MDI's outstanding common stock at a price of $1.60 per share in cash. The tender offer is currently scheduled to close at midnight on Friday, December 27, 2002. However, this tender offer is subject to certain conditions, one of which is that the Purchaser shall acquire more than 75% of MDI's outstanding common stock on a fully-diluted basis. We refer to this tender offer as the "Offer," and any references in this letter to the Offer include any extension and any subsequent offering period provided under the Merger Agreement. Assuming that the conditions to the Offer are met and that the Offer closes, because Purchaser will have acquired more than a majority of MDI's common stock, following the Offer, Purchaser will have enough votes to complete the merger of Purchaser with MDI (the "Merger"). As a result of the Merger, MDI will become a direct, wholly owned subsidiary of Scientific Games.

        All holders of outstanding shares of MDI's common stock at the time of the Merger who did not tender their shares in the Offer will receive cash consideration in the amount of $1.60 per share following the closing of the Merger unless they choose to exercise their statutory appraisal rights as described in the Offer to Purchase. If you did not receive the Offer to Purchase, MDI's Solicitation/Recommendation Statement and other tender offer materials which were sent to all stockholders of MDI, please contact Innisfree at (888) 750-5834 and a copy of these materials will be sent to you.

        You may choose to exercise each of your Options (vested and unvested) and tender all of the shares of common stock underlying such Options (the "Option Shares") to Purchaser pursuant to the Offer by completing the Option Election form attached hereto as Annex A. Although you are not required to do so, tendering your Option Shares pursuant to the Offer will allow you to receive cash for your shares earlier (promptly after the Offer closes) than if you wait until the Merger occurs to receive cash for your shares. By completing and signing such Option Election form, you agree that, immediately prior to the purchase of shares of MDI's common stock by Purchaser in the Offer, and contingent upon the anticipated completion of such purchase (as determined by MDI), you shall be deemed to have fully exercised each such Option and to have tendered each of the Option Shares to Purchaser pursuant to the Offer. By electing now to conditionally exercise and then tender your Option Shares in this manner, you will be entitled to receive payment for your Option Shares promptly after the closing of the Offer and prior to the closing of the Merger. If MDI does not anticipate that the Offer will be consummated, your Options will not be exercised and you will still have all of your currently existing rights with respect to your Options. In addition, MDI will return your Option exercise price if you have previously delivered a check.

        Alternatively, pursuant to the terms of the Merger Agreement, and as permitted under the terms of the applicable option plans and agreements, as of the effective time of the Merger, each outstanding Option, stock equivalent right or right to acquire Option Shares granted under the Company's 1998 Stock Option and Award Plan (the "Option Plan") or any non-Plan Option Agreements, whether or not then exercisable or vested, will be, immediately prior to the effective time of the Merger, cancelled.

In consideration of such cancellation, you will receive an amount equal to the product of (i) the excess, if any, of the $1.60 offer price over the exercise price of each such Option and (ii) the number of Option Shares subject to such Options. All of your Options, to the extent that they are not then fully vested and exercisable, will become fully vested and exercisable immediately prior to, and contingent upon, the anticipated closing of the Offer. After the closing of the Merger, the Option Plans will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of MDI will be cancelled.

        The purpose of this letter is to provide you notice of the Offer and Merger pursuant to the Merger Agreement and important information about how you may receive payment for your Options. To be certain that you are able to exercise your Options and tender the Option Shares in the Offer, you must return the attached Option Election form to Kenneth Przysiecki in the enclosed envelope prior to noon on December 26, 2002. You may exercise your Options by either (i) providing instructions to the Company to withhold from the Option Shares that would otherwise be issued upon exercise that number of Option Shares having a fair market value equal to the Option exercise price, or (ii) delivering payment in full of the exercise price by check made payable to MDI Entertainment, Inc. If you do not exercise your Options and tender the Option Shares prior to the expiration of the Offer (which may be as early as December 27, 2002), you will receive consideration for your Options upon the closing of the Merger pursuant to the terms of the Merger Agreement.

        If you exercise your Options, we also request that you review carefully the Offer to Purchase and MDI's Solicitation/Recommendation Statement and consider whether to tender the shares underlying your Options in the Offer pursuant to the attached Option Election form.

        In addition, because individual circumstances may vary, each holder of Options should consult his or her own tax advisor to determine the particular tax consequences of the exercise of his or her Options and tender of the Option Shares in the Offer (or exchange in the Merger), including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and the effect of any changes in such laws. All payments received by optionees, either pursuant to the Offer or the Merger, are subject to applicable federal, state and to the extent applicable, foreign taxes.

        We intend to hold an informational meeting for employees on December 12, 2002 of which you will be provided further details. Please feel free to contact Kenneth Przysiecki at (860) 527-5359 with any further questions you may have regarding your Options or the information in this letter.

                      Sincerely,

                      Steven M. Saferin

NOTE: THIS LETTER CONTAINS A SUMMARY OF SOME BUT NOT ALL PROVISIONS OF THE OPTION PLAN, THE MERGER AGREEMENT, AND THE RELATED TRANSACTION DOCUMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPTION PLAN AND SUCH AGREEMENT AND DOCUMENTS, COPIES OF WHICH YOU MAY OBTAIN FROM KENNETH PRZYSIECKI AT (860) 527-5359.

Annex A

OPTION ELECTION

        This form must be returned by December 26, 2002.

To: MDI Entertainment, Inc.

        The undersigned holder of an option or options (the "Options") to purchase                        shares (the "Option Shares") of common stock of MDI Entertainment, Inc. ("MDI"), par value $0.001 per share ("Common Stock"), hereby agrees that, immediately prior to the purchase of shares of Common Stock by Blue Suede Acquisition Corp. ("Purchaser") in its pending tender offer for any and all outstanding shares of Common Stock (the "Offer"), and contingent upon the anticipated completion of such purchase (as determined by MDI), the undersigned shall be deemed to have fully exercised each such Option (whether or not the Option was previously exercisable) and to have tendered all of the Option Shares to Purchaser pursuant to the Offer. The undersigned shall be entitled to receive from Purchaser with respect to each Option Share purchased by Purchaser pursuant to the Offer an amount equal to the difference between (a) the price per share of Common Stock paid by Purchaser pursuant to the Offer and (b) the Exercise Price.

        The undersigned elects to exercise all its Options in accordance with the terms and conditions hereof.

  Please check one box:

        ☐ The undersigned agrees that the Options shall be exercised by the "net exercise" method and instructs the Company to withhold from the Option Shares that would otherwise be issued upon exercise that number of Option Shares having a fair market value equal to the aggregate Option exercise price.

        ☐ The undersigned encloses payment of the aggregate exercise price of the Options in full by check.

        The undersigned acknowledge(s) receipt of the Offer to Purchase dated November 26, 2002 and the Schedule 14D-9 Solicitation/Recommendation Statement in connection with the Offer by Purchaser. The undersigned further acknowledges that he or she has been advised that (i) Options for which a valid Option Election form has been executed and delivered to MDI that are not already vested will become vested immediately prior to the closing of the Offer (but contingent upon the anticipated purchase by Purchaser of shares of Common Stock pursuant to the Offer), (ii) MDI and Scientific Games International, Inc. will make it possible for Option Shares issuable upon exercise of the Options covered by Option Elections above to be tendered in the Offer, and (iii) upon the purchase of Option Shares pursuant to this Option Election, the undersigned shall have no further rights under such Option.

Number of Option Shares to be Tendered:*

Options held and Option Exercise Prices:

Aggregate Exercise Price:

Option Holder:
Dated:
Signature
Print Name

Address
Area Code and Telephone Number
Tax ID or Social Security Number
*
Unless otherwise indicated, it will be assumed that all Option Shares will be tendered.